Exhibit 12

K&L GATES

K&L Gates LLP 1601 K Street NW Washington, DC 20006-1600 T 202.778.9000 www.klgates.com

March 12, 2010

Eaton Vance Limited Duration Income Fund
255 State Street
Boston, MA 02109

Eaton Vance Credit Opportunities Fund
255 State Street
Boston, MA 02109

Re: Reorganization to Combine Two Massachusetts Business Trusts

Ladies and Gentleman:

     Eaton Vance Limited Duration Income Fund, a Massachusetts business trust (the “Acquiring Fund”), and Eaton Vance Credit Opportunities Fund, a Massachusetts business trust (the “Acquired Fund”), have requested our opinion as to certain federal income tax consequences of a transaction (the "Reorganization") in which the Acquiring Fund will acquire all of the assets of the Acquired Fund in exchange for voting common shares of beneficial interest in the Acquiring Fund ("Acquiring Fund Common Shares"), cash and the assumption of the Acquired Fund’s liabilities, followed by Acquired Fund’s distribution of the Acquiring Fund Common Shares pro rata to the holders of common shares of beneficial interest of Acquired Fund (“Acquired Fund Common Shares”) and cash to the holders of the Acquired Fund auction preferred shares (“APS”) in liquidation thereof, pursuant to an Agreement and Plan of Reorganization ("Plan") entered into by the Acquired Fund and the Acquiring Fund as of December 28, 2009.1

     In rendering this opinion, we have examined (1) the Plan, (2) the Combined Proxy Statement and Prospectus dated December 28, 2009, regarding the Reorganization, and (3) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”). We have assumed, for purposes hereof, the accuracy and completeness of the information contained in all the Documents and, with your permission, that any act or circumstance stated therein as being intended has in fact occurred. As to various matters of fact material to this opinion, we have relied, exclusively and without

[1]	Each of Acquired Fund and Acquiring Fund is sometimes referred to herein as a “Fund.”

K&L GATES

Eaton Vance Limited Duration Income Fund
Eaton Vance Credit Opportunities Fund
MARCH 12, 2010

independent verification (with your permission), on the representations of officers of the Funds (each, a “Representation”). We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is correct without that qualification as of the close of business on the date hereof (“Effective Time”). We have also assumed that as to all matters for which a person or entity has represented that such person is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement. Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.

OPINION

     Based solely on the facts and assumptions described above, and conditioned on the Representations’ being true and complete at the Effective Time and the Reorganization being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof), our opinion is as follows:

     1. The Reorganization will qualify as a “reorganization” under section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended ("Code"), and the Acquired Fund and the Acquiring Fund should each be a “party to the reorganization” within the meaning of section 368(b) of the Code.

     2. Acquired Fund will recognize no gain or loss on the transfer of its assets to Acquiring Fund in exchange solely for Acquiring Fund Common Shares, cash and Acquiring Fund’s assumption of Acquired Fund liabilities or on the subsequent distribution of those shares to the holders of Acquired Fund Common Shares and cash to the holders of the Acquired Fund APS in exchange for their respective Acquired Fund shares.

     3. Acquiring Fund will recognize no gain or loss on its receipt of the Acquired Fund's assets in exchange solely for the Acquiring Fund Common Shares, cash, and the Acquiring Fund’s assumption of the Acquired Fund’s liabilities.

     4. The basis of the Acquired Fund's assets in the hands of the Acquiring Fund will be the same as the basis of such assets in the Acquired Fund's hands immediately prior to the Reorganization, and Acquiring Fund’s holding period for each Acquired Fund asset will include Acquired Fund’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating the holding period for an Acquired Fund asset).

K&L GATES

Eaton Vance Limited Duration Income Fund
Eaton Vance Credit Opportunities Fund
MARCH 12, 2010

     5. Except as described in paragraph 6, below, the Acquired Fund’s common shareholders will recognize no gain or loss on the exchange of Acquired Fund Common Shares for Acquiring Fund Common Shares in the Reorganization.

     6. An Acquired Fund common shareholder that receives cash in lieu of a fractional Acquiring Fund Common Share will recognize gain or loss with respect thereto equal to the difference between the amount of cash received and the portion of such shareholder’s basis in its Acquired Fund Common Shares that is allocable to the fractional share.

     7. Upon the payment of cash to an Acquired Fund APS shareholder in complete redemption of its Acquired Fund APS, such shareholder will recognize gain or loss with respect thereto equal to the difference between the amount of cash received and such shareholder’s basis in its Acquired Fund APS.

     8. An Acquired Fund common shareholder’s aggregate basis in the Acquiring Fund Common Shares it receives in the Reorganization will be the same as the aggregate basis in its respective Acquired Fund Common Shares it actually or constructively surrenders in exchange for those Acquiring Fund Common Shares, and such initial aggregate basis will then be reduced by the amount of such basis allocable to any fractional Acquiring Fund Common Shares for which the Acquired Fund common shareholder receive cash in lieu of issuance of such fractional shares.

     9. An Acquired Fund common shareholder’s holding period for the Acquiring Fund Common Shares it receives in the Reorganization will include, in each instance, its holding period for the respective Acquired Fund Common Shares surrendered in exchange therefor, provided the Acquired Fund common shareholder holds those Acquired Fund Common Shares as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any shareholder with respect to any Acquired Fund asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

     Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the regulations thereunder, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (“Service”) in existence on the date hereof. All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we

K&L GATES

Eaton Vance Limited Duration Income Fund
Eaton Vance Credit Opportunities Fund
MARCH 12, 2010

assume no responsibility to update our opinion after the date hereof with respect to any such change or modification. Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the Service or any court. Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the Service, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.

     Our opinion addresses only the specific federal income tax consequences of the Reorganization set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganization or any other action (including any taken in connection therewith). Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent. Finally, our opinion is solely for the addressees’ information and use and may not be relied on for any purpose by any other person without our express written consent, provided that we hereby consent to this opinion accompanying the Registration Statement for the Acquiring Fund when it is filed with the Securities and Exchange Commission and to the reference to our firm in that Registration Statement.

Very truly yours,

/s/ K&L Gates LLP